UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AbCellera Biologics Inc.
(Exact name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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ABCELLERA BIOLOGICS INC.
2215 Yukon Street
Vancouver, BC V5Y 0A1
NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS
To be held June 15, 2021
Notice is hereby given that the 2021 Annual Meeting of Shareholders, or Annual Meeting, of AbCellera Biologics Inc. will be held on Tuesday, June 15, 2021 at 9:00 a.m. Pacific Time. To protect the health and safety of our shareholders, employees, directors and community in light of the recent COVID-19 pandemic, we have adopted a virtual format for our Annual Meeting. Shareholders may attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/ABCL2021. To join the annual meeting, you will need to have your 16-digit control number, which is included on your notice and your proxy card. The purpose of the Annual Meeting is the following:
1.
To elect two class I directors to our board of directors, to serve until the 2024 annual meeting of shareholders and until his successor has been duly elected and qualified, or until his or her earlier death, resignation or removal;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
3.	To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
The proposal for the election of directors relates solely to the election of class I directors nominated by the board of directors.
Only shareholders of record at the close of business on April 19, 2021 will be entitled to vote during the Annual Meeting and any adjournment or postponement thereof. To join the annual meeting, you will need to have your 16-digit control number, which is included on your notice and your proxy card. You will not be able to attend the 2021 Annual Meeting in person.
We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to our shareholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy materials and our 2020 Annual Report to Shareholders, or 2020 Annual Report. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2020 Annual Report. This process allows us to provide our shareholders with necessary information on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.
Your vote is important. Whether or not you are able to attend the virtual Annual Meeting, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the virtual Annual Meeting. You may vote by submitting your proxy via the Internet, by telephone, or by mail (if you received paper copies of the proxy materials) by following the instructions on the proxy card or voting instruction card. Voting over the Internet or by telephone, written proxy or voting instruction card will ensure your representation at the virtual Annual Meeting regardless of whether you attend.
By order of the Board of Directors,

/s/Tryn T. Stimart
Tryn T. Stimart
Chief Legal Officer and Corporate Secretary
Vancouver, BC
April 28, 2021

Page
GENERAL INFORMATION	2
PROPOSAL NO. 1 – ELECTION OF CLASS I DIRECTORS	6
PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021	10
CORPORATE GOVERNANCE	11
DIRECTOR COMPENSATION	17
EXECUTIVE COMPENSATION	19
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	25
PRINCIPAL SHAREHOLDERS	27
REPORT OF THE AUDIT COMMITTEE	29
HOUSEHOLDING	30
SHAREHOLDER PROPOSALS	30
OTHER MATTERS	30
i

ABCELLERA BIOLOGICS INC.
2215 Yukon Street
Vancouver, BC V5Y 0A1
PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 15, 2021
This proxy statement contains information about the 2021 Annual Meeting of Shareholders, or the Annual Meeting, of AbCellera Biologics Inc., which will be held on Tuesday, June 15, 2021 at 9:00 a.m. Pacific Time. To protect the health and safety of our shareholders, employees, directors and community in light of the recent COVID-19 pandemic, the 2021 Annual Meeting will be a virtual shareholders meeting held at www.virtualshareholdermeeting.com/ABCL2021. Our board of directors is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, the terms “AbCellera,” “Company,” “we,” “us,” and “our” refer to AbCellera Biologics Inc. The mailing address of our principal executive offices is 2215 Yukon Street Vancouver, BC V5Y 0A1.
All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our board of directors with respect to each of the matters set forth in the accompanying Notice of Meeting. You may revoke your proxy at any time before it is exercised at the meeting by giving our proxy tabulator written notice to that effect. Such written notice should be delivered by mail to Proxy Tabulator for AbCellera Biologics Inc., c/o Broadridge Financial Solutions, Vote Processing Department, 51 Mercedes Way, Edgewood NY, 11717.
We made this proxy statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2020 available to shareholders on or about April 28, 2021.
We are an “emerging growth company” under applicable federal securities laws and therefore permitted to conform with certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year following the fifth anniversary of our December 2020 initial public offering; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; (iii) the date on which we have issued more than $1.07 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or SEC.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be Held on June 15, 2021:
This proxy statement and our 2020 Annual Report to Shareholders are available for viewing, printing and downloading at http://materials.proxyvote.com/00288U.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC, except for exhibits, will be furnished without charge to any shareholder upon written request to AbCellera Biologics Inc., 2215 Yukon Street Vancouver, BC V5Y 0A1, Attention: Corporate Secretary. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are also available on the SEC’s website at www.sec.gov, or on our website at www.abcellera.com.

ABCELLERA BIOLOGICS INC.
PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
When are this proxy statement and the accompanying materials scheduled to be sent to shareholders?
We have elected to provide access to our proxy materials to our shareholders via the Internet. Accordingly, on or about April 28, 2021, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice. Our proxy materials, including the Notice of 2021 Annual Meeting of Shareholders, this proxy statement and the accompanying proxy card or, for shares held in street name (i.e. held for your account by a broker or other nominee), a voting instruction form, and the 2020 Annual Report to Shareholders, or 2020 Annual Report, will be mailed or made available to shareholders on the Internet on or about the same date.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, for most shareholders, we are providing access to our proxy materials over the Internet rather than printing and mailing our proxy materials. We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, the Notice was mailed to holders of record and beneficial owners of our common shares starting on or about April 28, 2021. The Notice provides instructions as to how shareholders may access and review our proxy materials, including the Notice of 2021 Annual Meeting of Shareholders, this proxy statement, the proxy card and our 2020 Annual Report, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice also provides voting instructions. In addition, shareholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future shareholders meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of 2021 Annual Meeting of Shareholders, this proxy statement and our 2020 Annual Report are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this proxy statement.
Who is soliciting my vote?
Our board of directors is soliciting your vote for the Annual Meeting.
When is the record date for the Annual Meeting?
The record date for determination of shareholders entitled to vote at the Annual Meeting is the close of business on April 19, 2021.
How many votes can be cast by all shareholders?
There were 270,925,888 common shares, no par value per share, outstanding on April 19, 2021, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each shareholder of record is entitled to one vote for each share of our common shares held by such shareholder. None of our undesignated preferred shares were outstanding as of April 19, 2021.
Where will the Annual Meeting be held this year?
In light of the recent COVID-19 pandemic and after careful consideration, the board of directors determined to hold a virtual annual meeting this year in order to protect the health and safety of our shareholders, employees, directors and community. There will not be a physical meeting.
We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. In order to attend the virtual Annual Meeting and vote your shares, stockholders of record as of April 19, 2021 can access www.virtualshareholdermeeting.com/ABCL2021. To join the annual meeting, you will need to have your 16-digit control number, which is included on your notice and your proxy card. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting.
We will not charge you for access to the virtual annual meeting, though your internet service provider may charge a fee for network access. Even if you plan to attend the annual meeting virtually, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the annual meeting.
How do I vote?
If you are a shareholder of record, there are several ways for you to vote your shares.
•
Online during the Annual Meeting. You may vote during the virtual Annual Meeting by following the instructions available at www.virtualshareholdermeeting.com/ABCL2021. If you hold your shares through a bank or broker and wish to vote at the virtual Annual Meeting, you must obtain a valid proxy from the firm that holds your shares. To join the annual meeting, you will need to have your 16-digit control number, which is included on your notice and your proxy card. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting.

•
By Internet or Telephone prior to the Annual Meeting. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice. In order to be counted, proxies submitted by Internet or by telephone must be received by the cutoff time of 11:59 p.m. Eastern Time on June 14, 2021.

•
By Mail prior to the Annual Meeting. If you requested printed copies of the proxy materials by mail, you can vote by mailing your proxy as described in the proxy materials. Proxies submitted by mail must be received before the start of the Annual Meeting.

If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you.
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
How do I revoke my proxy?
You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail that we receive before the start of the Annual Meeting or over the Internet by the cutoff time of 11:59 p.m. Eastern Time on June 14, 2021, (2) attending and voting at the virtual Annual Meeting (although attendance at the virtual Annual Meeting will not in and of itself revoke a proxy), or (3) by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our Corporate Secretary. Any written notice of revocation or subsequent proxy card must be received by our proxy tabulator prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be delivered by mail to Proxy Tabulator for AbCellera Biologics Inc., c/o Broadridge Financial Solutions, Vote Processing Department, 51 Mercedes Way, Edgewood NY, 11717.
If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.

How is a quorum reached?
Our articles provide that two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least a majority of the issued shares entitled to be voted at the meeting, will constitute a quorum for the transaction of business at the Annual Meeting.
Shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.
How is the vote counted?
Under our articles and the British Columbia Business Corporations Act, or BCBCA, proposals are generally decided by a majority of the votes cast by the shareholders who voted in respect of that resolution, except where a larger or different vote is required by law or by our articles. Abstentions are votes cast by shareholders but are not counted as votes in favor of a proposal and, therefore, have the effect of votes against the proposal.
A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner. Because broker “non-votes” are not votes cast by shareholders, they are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals.
If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposal No. 1 is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to these proposals, your broker may not vote for such proposals, and those votes will be counted as broker “non-votes.” Proposal No. 2 is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.
To be elected, each director nominated via Proposal No. 1 must receive a “for” vote from a majority of the votes cast by shareholders who voted in respect of such proposal. We have adopted a “majority voting policy” to the effect that a nominee for election as a director who does not receive a majority of “for” votes compared to the total number of votes cast with respect to the election of directors by shareholders shall offer to tender his or her resignation to the board of directors promptly following the meeting of shareholders at which the vote took place. The nominating and corporate governance committee will consider such offer and make a recommendation to our board of directors whether to accept such resignation. Our board of directors will promptly accept the resignation unless it determines, in consultation with the nominating and corporate governance committee, that there are exceptional circumstances that should delay the acceptance of the resignation or justify rejecting it. Our board of directors will make its decision and disclose it in a Current Report on Form 8-K within 90 days following the meeting of shareholders. A director who tenders a resignation pursuant to our majority voting policy will not participate in any meeting of our board of directors or the nominating and corporate governance committee at which the resignation is considered. Our majority voting policy does not apply for contested meetings at which the number of directors nominated for election is greater than the number of seats available on the board of directors.
For Proposal No. 2 to pass, the proposal must receive a “for” vote from a majority of the votes cast by shareholders who voted in respect of such proposal.
Who pays the cost for soliciting proxies?
We are making this solicitation and will pay the entire cost of preparing and distributing the Notice and our proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We have hired Broadridge Financial Solutions to assist us in the distribution of proxy materials. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies.

How may shareholders submit matters for consideration at an annual meeting?
With respect to shareholder proposals, we are subject to the provisions of the BCBCA which sets out the requirements for a valid proposal and provides for the rights and obligations of our company and the submitter upon a valid proposal being made. Proposals submitted under the applicable provisions of the BCBCA that a shareholder intends to present at the 2022 annual meeting and wishes to be considered for inclusion in our proxy statement and form of proxy relating to the 2022 annual meeting must be received at least three months before the anniversary of the 2021 annual general meeting. Such proposals must also comply with all applicable provisions of the BCBCA and the regulations thereunder.
In addition, any shareholder proposal intended to be included in the proxy statement for the next annual meeting of our shareholders in 2022 must also satisfy the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and be received not later than December 29, 2021. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.
How can I know the voting results?
We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1 – ELECTION OF CLASS I DIRECTORS
Our board of directors currently consists of six members. In accordance with the terms of our articles, our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:
•	the class I directors are Véronique Lecault, Ph.D. and John Edward Hamer, Ph.D., and their terms will expire at the Annual Meeting;
•	the class II directors are Carl L. G. Hansen, Ph.D. and Michael Hayden, Ph.D., and their terms will expire at the annual meeting of shareholders to be held in 2022; and
•	the class III directors are John S. Montalbano CFA and Peter Thiel, and their terms will expire at the annual meeting of shareholders to be held in 2023.
Following the initial term of office described above, directors will be elected to hold office for a three-year term expiring on our third annual general meeting following their election. At every annual general meeting and in every unanimous shareholder resolution in lieu thereof, all of the directors whose terms expire shall cease to hold office immediately before the election or appointment of directors, but are eligible for re-election or re-appointment. The shareholders entitled to vote at the annual general meeting for the election of directors may elect, or in a unanimous resolution appoint, the number of directors required to fill any vacancies created, which vacancies have not already been filled as otherwise permitted in the articles. The directors will hold office for the applicable terms contemplated in the staggered board provisions. Upon resignation of a director, the remaining directors may fill the casual vacancy resulting from such resignation for the remainder of the unexpired term.
Under the BCBCA and our articles, a director may be removed with or without cause by a special resolution passed by a special majority (being two-thirds) of the votes cast by shareholders present in person or by proxy at a duly convened meeting and who are entitled to vote. To the extent directors are elected or appointed to fill casual vacancies or vacancies arising from the removal of directors, in both instances whether by shareholders or directors, the directors shall hold office until the remainder of the unexpired portion of the term of the departed director that was replaced. Any casual vacancy on occurring in the board of directors may be filled by the directors, subject to our articles. In addition, if our company has no directors or fewer directors in office than the number set pursuant to our articles as the quorum of directors, then the shareholders may elect or appoint directors to fill any vacancies on the board of directors, subject to our articles.
Our board of directors has nominated each of Véronique Lecault, Ph.D. and John Edward Hamer, Ph.D., for election as the class I directors at the Annual Meeting. The nominees are presently directors, and have indicated a willingness to continue to serve as directors, if elected. If the nominees become unable or unwilling to serve, however, the proxies may be voted for a substitute nominee selected by our board of directors.
Although we do not have a formal policy with regard to the consideration of diversity in identifying director candidates, overall board diversity of industry background, race and gender is generally among the factors considered. Our priority in selection of board members is identification of members who will further the interests of our shareholders through consideration of a number of facts and circumstances, including among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the board of directors.
Nominees for Election as Class I Directors
The following table and narrative information identifies our nominees for class I directors, and sets forth their principal occupation and business experience during the last five years and their ages as of April 1, 2021.
Name	Positions and Offices Held	Director Since	Age
Véronique Lecault, Ph.D.	Chief Operating Officer and Director	2018	36
John Edward Hamer, Ph.D.	Director	2018	63
Véronique Lecault, Ph.D. Dr. Lecault is a co-founder and has served in various positions with us since November 2012, most recently as our Chief Operating Officer since January 2019 and as a member of our board of directors since August 2018. Dr. Lecault has also served as Vice President of our wholly owned biotechnology subsidiary, Lineage Biosciences Inc., since January 2018 and Director of our wholly owned biotechnology subsidiary, Trianni Inc., since November 2020. Dr. Lecault has also served as a director of our wholly owned Australian biotechnology subsidiary, Channel Biologics Pty. Ltd, since September 2019. Dr. Lecault received her Ph.D. in Chemical and Biological Engineering from the University of British Columbia, where she co-invented the high-throughput microfluidic platform that is now part of our core technology. Dr. Lecault holds a B.A.Sc. in Chemical Engineering/Honours B.Sc. Biochemistry (Biotechnology) dual degree from the University of Ottawa. We believe Dr. Lecault is qualified to serve on our board of directors because of the perspective and experience she brings as an officer and as one of our co-founders.
John Edward Hamer, Ph.D. Dr. Hamer has served as a member of our board of directors since September 2018. Since April 2018, Dr. Hamer has also been a managing general partner of DCVC Bio, a San Francisco venture capital fund focused on investing in life sciences companies. Dr. Hamer served as managing partner and founder of Monsanto Growth Ventures, a venture capital fund, from September 2012 to April 2018. In October 2003, Dr. Hamer founded Arête Therapeutics Inc., a private biotechnology company, and served as Chief Executive Officer until February 2006. Prior to his career in venture capital, Dr. Hamer was an entrepreneur, initially at Paradigm Genetics, Inc., a biotechnology company, from August 1998 to December 2003, where he joined as a visiting scientist before becoming Chief Science Officer and eventually President and Chief Executive Officer following the company’s initial public offering. Dr. Hamer holds a Ph.D. in Microbiology from the University of California at Davis, an M.Sc. in Biological Sciences from the University of Windsor, and a B.Sc. in Biology from the University of Windsor. We believe Dr. Hamer is qualified to serve on our board of directors because of the perspective and experience he brings as an entrepreneur and venture capitalist, as well his experience as an executive officer of biotechnology companies.
The proxies will be voted in favor of the above nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as our directors if elected. However, if the nominees are unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee as our board of directors may designate.
The board of directors recommends voting “FOR” the election of John Edward Hamer, Ph.D. and Véronique Lecault, Ph.D. as the class I directors, to serve for a three-year term ending at the annual meeting of shareholders to be held in 2024.
Directors Continuing in Office
The following table and narrative information identifies our directors continuing in office, and sets forth their principal occupation and business experience during the last five years and their ages as of April 1, 2021.
Name	Positions and Offices Held	Director Since	Class and Year in Which Term Will Expire	Age
Carl L. G. Hansen, Ph.D.	Chief Executive Officer and Director	2012	Class II—2022	46
Michael Hayden, Ph.D.	Director	2019	Class II—2022	69
John S. Montalbano CFA	Director	2020	Class III—2023	56
Peter Thiel	Director	2020	Class III—2023	53
Class II Directors (Terms Expire at 2022 Annual Meeting)
Carl L. G. Hansen, Ph.D. Dr. Hansen is our co-founder and has served as our Chief Executive Officer and as a member of our board of directors since our inception in November 2012. Dr. Hansen was also a scientific co-founder of Precision NanoSystems Inc., a Vancouver-based private company developing next-generation delivery technology for genetic medicines founded in 2010, where Dr. Hansen also served as a member of the board of directors from January 2011 to September 2015 and continues to serve as a scientific advisor. Until August 2019, Dr. Hansen was a professor at the University of British Columbia, where he coauthored over 65 manuscripts in the fields of microfluidics, immunology, genomics and nanotechnology. Dr. Hansen also was a co-founder and served as a member of the board of directors of Resolution Diagnostics, a private genomics technology company, from May 2015 to April 2016. Prior to that, he served on the science advisory board of Fluidigm Corporation, a public company providing biotechnology tools, from January 2008 to January 2012. Dr. Hansen holds a Ph.D. in Applied Physics with a focus on Biotechnology from the California Institute of Technology, and a B.A.Sc. in Engineering Physics and Honors Mathematics from the University of British

Columbia. We believe Dr. Hansen is qualified to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer and as one of our co-founders.
Michael Hayden, Ph.D. Dr. Hayden has served as a member of our board of directors since September 2019. Dr. Hayden has been the Chief Executive Officer of Prilenia Therapeutics B.V., a clinical stage biotechnology company since September 2018. From September 2012 to December 2017, Dr. Hayden served as Chief Science Officer and President of Global Research and Development at Teva Pharmaceutical Industries Ltd., a public pharmaceutical company. Dr. Hayden has founded a number of biotechnology companies, including Aspreva Pharmaceuticals Limited, a private pharmaceutical company; Neurovir Therapeutics, Inc., a private biopharmaceutical company; Xenon Pharmaceuticals Inc., a public clinical-stage biopharmaceutical company; 89bio, Inc., a public clinical-stage biopharma company; and Prilenia, a private clinical stage biotechnology startup. Dr. Hayden has served as a member of the board of directors for each of Ionis Pharmaceuticals Inc., a public biotechnology company, since September 2018; 89bio since April 2018, Aurinia Pharmaceuticals Inc., a public biopharmaceutical company, since February 2018, and Xenon Pharmaceuticals since November 1996. From September 2018 to June 2020, Dr. Hayden also served as the executive chairman of the board of directors of Prilenia. Dr. Hayden is also is a Killam Professor of Medical Genetics at the University of British Columbia, a Founder and Senior Scientist at the Centre for Molecular Medicine and Therapeutics, and a Canada Research Chair in Human Genetics and Molecular Medicine. Dr. Hayden holds an M.B., Ch.B. M.D. and a Ph.D. degree in Genetics from the University of Cape Town. He is board certified by the American Society of Internal Medicine and Medical Genetics. He is also certified by the Royal College of Physicians of Canada (Internal Medicine). We believe Dr. Hayden is qualified to serve on our board of directors because of his academic background, as well as his extensive experience as a director and executive officer of both publicly and privately held biotechnology and biopharmaceutical companies.
Class III Directors (Terms Expire at 2023 Annual Meeting)
John S. Montalbano CFA. Mr. Montalbano has served as a member of our board of directors since November 2020. Mr. Montalbano has served as a member of the board of directors for each of Aritzia Inc., a public fashion company, since July 2019. Prior to his retirement, Mr. Montalbano served as the Chief Executive Officer of RBC Global Asset Management from 2008 to 2015, and as the President of Phillips, Hager & North Investment Management Ltd., a private wealth management firm, from 2005 to 2008. Mr. Montalbano also served as Vice Chair of RBC Wealth Management from April 2015 to December 2016. Mr. Montalbano holds a B.Comm. in Finance from the University of British Columbia. We believe Mr. Montalbano is qualified to serve on our board of directors due to his leadership, experience as an entrepreneur, and financial expertise.
Peter Thiel. Mr. Thiel has served as a member of our board of directors since October 2020. He has served as president of Thiel Capital, an investment firm, since 2011 and as a partner of Founders Fund, a venture capital firm, since 2005. In 1998, Mr. Thiel co-founded PayPal, Inc., an online payment company, where he served as Chief Executive Officer, President, and Chairman of its board of directors from 2000 until its acquisition by eBay in 2002. Mr. Thiel currently serves on the board of directors of Facebook and Palantir. Mr. Thiel holds a B.A. in Philosophy from Stanford University and a J.D. from Stanford Law School. We believe Mr. Thiel is qualified to serve on our board of directors due to his leadership and experience as an entrepreneur and venture capitalist.
There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.
There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or our subsidiaries.

Executive Officers Who Are Not Directors
The following table identifies our executive officers who are not directors, and sets forth their current positions at the Company and their ages as of April 1, 2021.
Name	Position Held	Officer Since	Age
Andrew Booth	Chief Financial Officer	2019	47

Tryn Stimart	Chief Legal Officer, Chief Compliance Officer & Corporate Secretary	2019	51

Ester Falconer, Ph.D.	Chief Technology Officer	2021	46
Andrew Booth. Mr. Booth has served as our Chief Financial Officer since August 2019, and previously served as a member of our board of directors from June 2016 to August 2019. From February 2017 to July 2019, Mr. Booth also served as the Chief Commercial Officer of STEMCELL Technologies Inc., a Vancouver-based private biotechnology company, and as the Chief Financial Officer of STEMCELL Technologies from March 2013 to January 2017, and as the VP, Instrumentation from January 2010 to February 2013. Prior to STEMCELL, Mr. Booth was at GE Healthcare based in London, UK leading M&A activities for EMEA and GE Lifesciences. Mr. Booth was at GE from 2004 to 2009. Mr. Booth has also previously served as a member of the board of directors of various private companies in the life sciences sector. Mr. Booth holds an MBA from INSEAD, France, and a B.A.Sc. in Engineering Physics from the University of British Columbia.
Tryn Stimart. Mr. Stimart has served as our Chief Legal Officer and corporate secretary since August 2019 and our Chief Compliance Officer since December 2020. Prior to joining AbCellera, Mr. Stimart was a partner at Gibbons P.C., a law firm, from October 2016 to August 2019. From May 2013 to September 2016, Mr. Stimart was a partner at Womble Bond, LLP, a law firm. Mr. Stimart holds a J.D. from the American University Washington College of Law, an M.Sc. in Chemistry from Old Dominion University, and B.Scs. degrees in Biochemistry and Genetics & Cell Biology from the University of Minnesota (twin cities).
Ester Falconer, Ph.D. Dr. Falconer has served as our Chief Technology Officer since January 28, 2021. Previously, she served as Head of Research and Development at the Company since January 1, 2019. She also led the development of AbCellera’s Pandemic Preparedness Platform (P3) program and its deployment to combat COVID-19. Dr. Falconer joined AbCellera in 2015 as Senior Research Scientist, and subsequently advanced to become Group Leader of Molecular Biology and Antibody Expression in 2017, and Head of Research and Development in 2019. She earned a Ph.D. in genetics and cell biology from the University of British Columbia in 2005. Dr. Falconer completed a post-doctoral fellowship specializing in single-cell genomics and cancer research in 2015 that led to development of single cell technologies to map genomic rearrangements, applicable to genomic instability, genome assembly, and long-range haplotyping.

PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2021
Our shareholders are being asked to ratify the appointment by the Audit Committee of the board of directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. KPMG LLP has served as our independent registered public accounting firm since 2017.
The Audit Committee is solely responsible for selecting our independent registered public accounting firm for the fiscal year ending December 31, 2021. Shareholder approval is not required to appoint KPMG LLP as our independent registered public accounting firm. However, the board of directors believes that submitting the appointment of KPMG LLP to the shareholders for ratification is good corporate governance. If the shareholders do not ratify this appointment, the Audit Committee will reconsider whether to retain KPMG LLP. If the selection of KPMG LLP is ratified, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of our company and its shareholders.
A representative of KPMG LLP is expected to be present at the virtual Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our shareholders.
The following table sets forth all fees paid or accrued by us for professional audit services and other services rendered by KPMG LLP during the years ended December 31, 2019 and December 31, 2020.
	2019	2020
Audit fees(1)	$39,532	$1,471,560
Tax fees(2)	37,069	119,942
Total fees(3)	$76,601	$1,591,502
(1)
Audit fees consist of fees for professional services provided by KPMG LLP for the audit of our annual financial statements, the review of interim consolidated financial statements and consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)
Tax Fees consist of fees for professional services in connection with tax compliance, tax planning, and tax advice, including the review and preparation of our federal, state and foreign income tax returns and requests for rulings or technical advice from tax authorities.

(3)
Fees paid in Canadian dollars have been converted to U.S. dollars at the average exchange rate of $0.745 for the year ended December 31, 2020 and $0.754 for the year ended December 31, 2019, respectively, based on Bank of Canada average exchange rates.

Audit Committee Pre-approval Policy and Procedures
Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee or the engagement is entered into pursuant to the pre-approval procedure described below.
From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
During our 2020 and 2019 fiscal years, no services were provided to us by KPMG LLP other than in accordance with the pre-approval policies and procedures described above.
The board of directors recommends voting “FOR” Proposal No. 2 to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

CORPORATE GOVERNANCE
Director Nomination Process
Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending such persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.
The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by management, recruiters, members of the committee and our board. The qualifications, qualities and skills that our Nominating and Corporate Governance Committee believes must be met by a committee-recommended nominee for a position on our board of directors include:
•	The nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.
•	The nominee shall be highly accomplished in his or her respective field, with superior credentials and recognition.
•	The nominee shall be well regarded in the community and shall have a long-term reputation for the high ethical and moral standards.
•	The nominee shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards of directors on which such nominee may serve.
•	To the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.
Our articles contain certain “advance notice” provisions with respect to the election of our directors. These provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all our shareholders receive adequate notice of board nominations and sufficient information with respect to all nominees; and (iii) allow our shareholders to vote on an informed basis. Only persons who are nominated by shareholders in accordance with our advance notice provisions will be eligible for election as directors at any annual meeting of our shareholders, or at any special meeting of our shareholders if one of the purposes for which the special meeting was called was the election of directors.
Under our advance notice provisions, a shareholder wishing to nominate a director would be required to provide us with notice, in a prescribed form and within prescribed time periods. These time periods include, (i) in the case of an annual meeting of shareholders (including annual and special meetings), not less than 30 days prior to the date of the annual meeting of shareholders; provided that if the first public announcement of the date of the annual meeting of shareholders, which we refer to as the notice date, is less than 50 days before the meeting date, not later than the close of business on the 10th day following the notice date; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the 15th day following the notice date.
Director Independence
Our common shares are listed on the Nasdaq Global Select Market. Under the Nasdaq Stock Market LLC, or Nasdaq, Marketplace Rules, or the Nasdaq Listing Rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy additional independence criteria, including those set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, other than compensation for board service; or (ii) be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board of directors must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.
Our board of directors has undertaken a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Drs. Hamer and Hayden, and Messrs. Montalbano and Thiel are independent directors, including for purposes of Nasdaq and the SEC rules. In making that determination, our board of directors considered the relationships that each director has with us and all other facts and circumstances the board of directors deemed relevant in determining independence, including the potential deemed beneficial ownership of our capital shares by each director, including non-employee directors that are affiliated with certain of our major shareholders. The composition and functioning of our board of directors and each of our committees complies with all applicable Nasdaq Listing Rules and the rules and regulations of the SEC.
Board Committees
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates pursuant to a charter adopted by our board of directors. The composition and functioning of all of our committees comply with the applicable Nasdaq Listing Rules, SOX, and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us. The full text of our audit committee charter, compensation committee charter, and nominating and corporate governance committee charter are posted on the investor relations portion of our website www.abcellera.com.
Audit Committee
Our audit committee is comprised of Mr. Montalbano, Dr. Hamer and Dr. Hayden and is chaired by Mr. Montalbano. The functions of the audit committee include:
•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
•
reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•
recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing material related person transactions for potential conflict of interest situations and approving such transactions; and
•	reviewing quarterly earnings releases.
All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC, the Nasdaq Listing Rules. Our board of directors has determined that Mr. Montalbano qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations. In making this determination, our board of directors considered the nature and scope of experience that Mr. Montalbano has previously had with public reporting companies, including service as a Chief Executive Officer of other public and private companies. Our board of directors has determined that all of the directors that are members of our audit committee satisfy the relevant independence requirements for service on the audit committee set forth in the rules of the SEC, the Nasdaq Listing Rules and applicable Canadian laws. Both our independent registered public accounting firm and management will periodically meet privately with our audit committee.
Compensation Committee
Our compensation committee is comprised of Drs. Hayden and Hamer and is chaired by Dr. Hayden. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The functions of the compensation committee include:
•	annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•
evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation (i) reviewing and determining the cash compensation of our Chief Executive Officer and (ii) reviewing and approving grants and awards to our Chief Executive Officer under equity-based plans;

•	reviewing and approving the compensation of our other executive officers;
•	reviewing and establishing our overall management compensation, philosophy and policy;
•	overseeing and administering our compensation and similar plans;
•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq Listing Rules;
•	reviewing and approving our policies and procedures for the grant of equity-based awards;
•	reviewing and recommending to the board of directors the compensation of our directors;
•	preparing our compensation committee report if and when required by SEC rules;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” if and when required, to be included in our annual proxy statement; and
•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Mr. Thiel and Dr. Hayden and is chaired by Mr. Thiel. The functions of the nominating and corporate governance committee include:
•	developing and recommending to the board of directors criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by shareholders;
•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the board of directors;
•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;
•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and
•	overseeing the evaluation of our board of directors.
The Nominating and Corporate Governance Committee considers candidates for board of director membership suggested by its members and the chief executive officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by shareholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by our board of directors. Any shareholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Shareholder Proposals.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a shareholder in accordance with the provisions of our articles relating to shareholder nominations as described later in this proxy statement under the heading “Shareholder Proposals.”
Identifying and Evaluating Director Nominees. Our board of directors is responsible for filling vacancies on our board of directors and for nominating candidates for election by our shareholders each year in the class of directors whose term expires at the relevant annual meeting. The board of directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the board of directors, and of management, will be requested to take part in the process as appropriate.
Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board of directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the board of directors’ approval to fill a vacancy or as director nominees for election to the board of directors by our shareholders each year in the class of directors whose term expires at the relevant annual meeting.
Board and Committee Meetings Attendance
The full board of directors met seven (7) times during 2020. During 2020, each member of the board of directors attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served).
Policy on Trading and Hedging of Company Shares
Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and shareholders. Our insider trading policy expressly prohibits our executive officers, directors and designated employees and consultants from engaging in certain prohibited transactions, including short sales, purchases or sales of derivative securities or hedging transactions.

Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants. A current copy of the code is posted on the Investor Relations section of our website, which is located at www.abcellera.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.
Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed in the filings we make with the SEC. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Communication with our Board of Directors
Any interested party with concerns about our Company may report such concerns to the board of directors or the lead director of our board of directors and Nominating and Corporate Governance Committee, by submitting a written communication to the attention of such director at the following address:
c/o AbCellera Biologics Inc.
2215 Yukon Street
Vancouver, BC V5Y 0A1
You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a shareholder, customer, supplier, or other interested party.
A copy of any such written communication may also be forwarded to our legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with our legal counsel, with independent advisors, with non-management directors, or with our management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.
Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.
The Audit Committee oversees the procedures for the receipt, retention, and treatment of complaints received by our company regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. We have also established a toll-free telephone number for the reporting of such activity, which is +1 (877) 458-7914.

Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees the annual board and committee evaluation process. Generally, the board and each committee conduct self-evaluations through a variety of means. Responses are summarized and provided to the board and each committee at their meetings in order to facilitate an examination and discussion by the board and each committee of the effectiveness of the board and committees, board and committee structure and dynamics, and areas for possible improvement. The Nominating and Corporate Governance Committee establishes the board and committee evaluation process each year and may determine to use an independent third party evaluation process from time to time in the future.

DIRECTOR COMPENSATION
During the fiscal year ended December 31, 2020, we did not provide any compensation to our employee directors or non-employee director affiliated with DCVC Bio and Founders Fund for their services on our board of directors and did not have a formal program for compensating our other non-employee directors prior to our initial public offering.
Non-Employee Director Compensation Policy
In connection with our initial public offering, our board of directors adopted a non-employee director compensation policy. The policy is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, our non-employee directors will be eligible to receive cash retainers (which will be prorated for partial years of service) and equity awards as set forth below:
Annual Retainer for Board Membership
Annual service on the board of directors	$40,000
Additional retainer for annual service as non-executive chairperson or lead director of the board of directors	$30,000
Additional Annual Retainer for Committee Membership
Annual service as audit committee chairperson	$20,000
Annual service as member of the audit committee (other than chair)	$10,000
Annual service as compensation committee chairperson	$15,000
Annual service as member of the compensation committee (other than chair)	$7,500
Annual service as nominating and corporate governance committee chairperson	$10,000
Annual service as member of the nominating and corporate governance committee (other than chair)	$5,000
In addition, our policy provides that, upon initial election or appointment to our board of directors, each new non-employee director will be granted a one-time grant of either a non-statutory share option to purchase our common shares, restricted share units, or a combination thereof, with a value determined by our board of directors on the date of such director’s election or appointment to the board of directors, or the Director Initial Grant. The Director Initial Grant will vest in substantially equal annual installments over three years. On the date of each annual meeting of shareholders of our company following the completion of the IPO, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual award of either a non-statutory share option to purchase our common shares, restricted share units, or a combination thereof, with a value determined by our board of directors, or the Director Annual Grant. The Director Annual Grant will vest in full on the earlier of the one-year anniversary of the grant date or on the date of our next annual meeting of shareholders. Notwithstanding the foregoing, with respect to the Director Annual Grants to be made at the annual meeting of shareholders occurring in 2021 and 2022, such Director Annual Grants will not occur at such annual meetings and will instead occur in December of the year immediately prior to the year of the applicable annual meeting, and such Director Annual Grants shall vest on the one-year anniversary of the grant date. The Director Initial Grant and Director Annual Grant are subject to full acceleration of vesting upon the sale of our company.
We reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof.
Employee directors will receive no additional compensation for their service as a director.

Non-Employee Director Compensation Table
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors during the fiscal year ended December 31, 2020. Dr. Hansen, who is our Chief Executive Officer, and Dr. Lecault, who is our Chief Operating Officer, did not receive any additional compensation for their services as director. The compensation received by Dr. Hansen and Dr. Lecault, as named executive officers of our company, is presented in “Executive Compensation—2020 Summary Compensation Table” below.
Name(1)	Fees Earned or Paid in Cash ($)	Option Award ($)(3)	All Other Compensation ($)	Total ($)(4)
Michael Hayden, Ph. D.(3)	41,793	475,338(2)	—	517,131
John S. Montalbano CFA(3)	6,087	2,376,689	—	2,382,776
(1)	As of December 31, 2020, Dr. Hamer and Mr. Thiel did not hold any outstanding equity awards.
(2)	Genworks 2 has been granted stock options for Dr. Hayden’s service on our board of directors. As of December 31, 2020, Genworks 2 held options to purchase 540,000 common shares.
(3)
The amounts reported represent the aggregate grant date fair value of the stock options granted to our directors during the 2020 fiscal year, calculated in accordance with ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 11 of our Consolidated Financial Statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our directors upon the exercise of the stock options or any sale of the underlying common shares.

(4)	The USD amount is based on a weighted-average exchange ratio of CAD $1.3422: USD $1.00 for 2020 as set forth on Bloomberg.

EXECUTIVE COMPENSATION
Overview
The following discussion contains forward-looking statements that are based on our current plans and expectations regarding our future compensation programs. The actual amount and form of compensation that we pay and the compensation policies and practices that we adopt in the future may differ materially from the currently-planned programs that are summarized in this discussion.
The compensation provided to our named executive officers for the fiscal years ended December 31, 2020 and December 31, 2019 is detailed in the 2020 Summary Compensation Table and accompanying footnotes and narrative that follow. Our named executive officers for the fiscal year ended December 31, 2020, which consists of our Chief Executive Officer and our two most highly-compensated individuals (other than our Chief Executive Officer) who were serving as executive officers on December 31, 2020, are:
•	Carl L.G. Hansen, Ph.D., our Chief Executive Officer;
•	Véronique Lecault, Ph D., our Chief Operating Officer; and
•	Tryn T. Stimart, our Chief Legal Officer, Chief Compliance Officer & Corporate Secretary.
2020 Summary Compensation Table
The following table provides information regarding the total compensation awarded to, earned by, or paid to our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2020, and 2019. The USD amounts below are based on a weighted-average exchange ratio of CAD $1.3422:USD $1.00 for 2020 and on a weighted-average exchange ratio of CAD $1.31544:USD $1.00 for 2019, in each case, as set forth on Bloomberg.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Carl L.G. Hansen, Ph.D. Chief Executive Officer	2020	296,155	128,520	—	16,537,933	—	—	16,962,608
	2019	177,381	72,517	—	—	—	—	249,898
Véronique Lecault, Ph D. Chief Operating Officer(2)	2020	196,533	71,003	—	5,683,003	—	—	5,950,539
Tryn T. Stimart Chief Legal Officer, Chief Compliance Officer & Corporate Secretary	2020	337,235	298,400(3)	—	3,798,708	—	—	4,434,343
	2019	115,152	17,500	—	519,218	—	—	651,869
(1)
The amounts reported represent the aggregate grant date fair value of the stock options granted to our named executive officers during the 2020 and 2019 fiscal years, as applicable, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 11 of our Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2020. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our named executive officers upon the exercise of the stock options or any sale of the underlying common shares.

(2)	Dr. Lecault was not a named executive officer for 2019.
(3)	This amount also includes a $200,000 discretionary bonus.
Narrative to Summary Compensation Table
Base Salaries
From January 1, 2020 until the completion of our IPO on December 10, 2020, the annual base salaries for each of Dr. Hansen, Mr. Stimart, and Dr. Lecault were $298,017, $320,000 and $186,261, respectively. Effective December 10, 2020, each named executive officer’s annual base salary was increased to $400,000.
Annual Bonuses
During the fiscal year ended December 31, 2020, our named executive officers were eligible to earn a discretionary annual bonus based on the achievement of certain Company performance objectives and/or individual performance. For the fiscal year ended December 31, 2020, prior to the IPO, the target annual bonuses for Dr. Hansen, Mr. Stimart, and Dr. Lecault were 30%, 20% and 20%, respectively, of the applicable named executive officer’s annual base salary, prorated as applicable based on their commencement date.
Effective December 10, 2020, the target annual bonuses for Dr. Hansen, Mr. Stimart, and Dr. Lecault were 55%, 40% and 40%, respectively, of the applicable named executive officer’s annual base salary.
Actual bonuses paid with respect to 2020 were higher than the initial target ranges reflective of the performance and actions of the executive team.
In addition to the discretionary annual bonus described above, Mr. Stimart also received a one-time discretionary bonus of $200,000 in 2020.
Equity Compensation
During the fiscal year ended December 31, 2020, we granted stock option awards to each of our named executive officers, as described in more detail in the “Outstanding Equity Awards at Fiscal 2020 Year-End” table.
Perquisites or Personal Benefits
We generally do not provide significant perquisites or personal benefits to our employees with an aggregate equal to or greater than $10,000, other than reimbursement for relocation expenses. None of our named executive officers received such perquisites or personal benefits during the 2020 fiscal year.
Executive Employment Arrangements
We have entered into an offer letter with each of the named executive officers in connection with their employment with us, which set forth the terms and conditions of their employment. The USD amounts below are based on a weighted-average exchange ratio of CAD $1.3422:USD $1.00 for the reporting period as set forth on Bloomberg.
Offer Letters in Place During the Fiscal Year Ended December 31, 2020 for Our Named Executive Officers
Carl L.G. Hansen, Ph.D.
On August 1, 2019, we entered into a continuation of employment letter with Dr. Hansen, who currently serves as our Chief Executive Officer. The offer letter, effective as of September 1, 2019, and amended as of March 6, 2020, provides for Dr. Hansen’s initial annual base salary, initial target annual bonus opportunity, and his ability to participate in our employee benefit plans generally. Dr. Hansen’s offer letter also provides for certain payments and benefits in the event of a termination of employment, which were superseded and replaced by the terms in the Executive Severance Plan, or Severance Plan. Prior to the effectiveness of the Severance Plan, Dr. Hansen’s offer letter provided that if he voluntarily resigns from the Company, he must provide the Company with three months’ prior written notice, which the Company may waive and provide payment of base salary in lieu of such notice. In addition, in the event of a termination of his employment by the Company without “cause” (as defined in Dr. Hansen’s offer letter), Dr. Hansen will be entitled to a severance benefit equal to his base salary for a period of six (6) months plus an additional month for every year of service rendered to the Company, up to a maximum of 18 months. If, within 12 months following a “change in control” (as defined in Dr. Hansen’s offer letter) of the Company, Dr. Hansen’s employment is terminated by the Company without cause, he will be entitled to a severance benefit equal to 24 months of base salary and benefits continuation, as well as full accelerated vesting of all unvested and outstanding equity awards. Pursuant to Dr. Hansen’s offer letter, in the event of a resignation or termination of Dr. Hansen’s employment by the Company for cause, for a period of 12 months following such resignation or termination, the Company will have the right to repurchase 25% of Dr. Hansen’s founder shares at a price of 50% of the “Series A preferred price” (as defined in Dr. Hansen’s offer letter) if the resignation or termination occurs between September 1, 2020 and August 1, 2021.
Dr. Hansen is subject to a perpetual non-disclosure of confidential information covenant, an assignment of intellectual property covenant and one (1) year non-compete and non-solicitation of clients and employees covenants following his termination from employment.

Véronique Lecault, Ph.D.
On December 20, 2016, we entered into an employment agreement with Dr. Lecault, who currently serves as our Chief Operating Officer. The offer letter, effective as of December 16, 2016 and amended as of June 1, 2018, provided for Dr. Lecault’s annual base salary and her ability to participate in our employee benefit plans generally. It was amended on January 1st, 2019, when she started to serve as Chief Operating Officer, to include an initial target annual bonus opportunity. On January 15, 2020, we entered into a continuation of employment agreement with Dr. Lecault, effective February 1st, 2020, that provides for Dr. Lecault’s annual base salary, initial target annual bonus opportunity and her ability to participate in our employee benefit plans generally. Dr. Lecault’s continuation of employment agreement provides that if she voluntarily resigns from the Company, she must provide the Company with three months’ prior written notice, which the Company may waive and provide payment of base salary in lieu of such notice. The employment agreement also provides for certain payments and benefits in the event of a termination of employment, which were superseded and replaced by the terms in the Executive Severance Plan, or Severance Plan. Prior to the effectiveness of the Severance Plan, in the event of a termination of her employment by the Company without “cause” (as defined in Dr. Lecault’s employment agreement), Dr. Lecault was entitled to a severance benefit equal to her base salary for a period of six (6) months plus an additional month for every year of service rendered to the Company, up to a maximum of 18 months. If, within 12 months following a “change in control” (as defined in Dr. Lecault’s employment agreement) of the Company, Dr. Lecault’s employment was to be terminated by the Company without cause, she was entitled to a severance benefit equal to 24 months of base salary and benefits continuation, as well as full accelerated vesting of all unvested and outstanding equity awards.
Dr. Lecault is subject to a perpetual non-disclosure of confidential information covenant, an assignment of intellectual property covenant and one (1) year non-compete and non-solicitation of clients and employees covenants following her termination from employment.
Tryn T. Stimart, Esq.
On July 10, 2019, we entered into an offer letter with Mr. Stimart, who currently serves as our Chief Legal Officer, Chief Compliance Officer & Corporate Secretary. The offer letter, effective as of August 22, 2019, provides for Mr. Stimart’s initial annual base salary, initial target annual bonus opportunity, a $200,000 discretionary bonus for 2020, up to $30,000 for relocation expenses (which Mr. Stimart has not incurred), as well as his ability to participate in our employee benefit plans generally. Mr. Stimart’s offer letter also provides for certain payments and benefits in the event of a termination of employment, which has been superseded and replaced by the terms in the Severance Plan. Mr. Stimart received a discretionary bonus of $200,000 in 2020. Prior to the effectiveness of the Severance Plan, Mr. Stimart’s offer letter provided that if he voluntarily resigns from the Company, he must provide the Company with three months’ prior written notice, which the Company may waive and provide payment of base salary in lieu of such notice. In addition, in the event of a termination of his employment by the Company without “cause” (as defined in Mr. Stimart’s offer letter), Mr. Stimart will be entitled to a severance benefit equal to his base salary for a period of six 6 months plus an additional month for every year of service rendered to the Company, up to a maximum of 12 months.
Mr. Stimart is subject to a perpetual non-disclosure of confidential information covenant, an assignment if intellectual property covenant and one (1) year non-compete and non-solicitation of clients and employees covenants following his termination from employment.
Executive Severance Plan
Our board of directors adopted the Severance Plan, which became effective on December 10, 2020 and in which our named executive officers, and certain other executives, participate. The benefits provided in the Severance Plan replace any severance for which our named executive officers may have been eligible under their existing offer letters or other agreements or arrangements.
The Severance Plan provides that upon a (A) termination by us for any reason other than for “cause,” death or “disability,” or (B) resignation for “good reason” as each such term is defined in the Severance Plan, outside of the change in control period (i.e., the period of one year after a “change in control,” as defined in the Severance Plan), an eligible participant will be entitled to receive, subject to the execution and delivery of an effective release of claims in favor of the Company and continued compliance with all applicable restrictive covenants, (i) 18 months of “base salary” (i.e., the higher of the annual base salary in effect immediately prior to the date of termination or the annual base salary in effect for the year immediately prior to the year in which the date of termination occurs) for our Chief Executive Officer and 12 months of base salary for the other named executive officers, and (ii) (x) for U.S. participants, a monthly amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that we would have made to provide health insurance for the U.S. participant if the applicable U.S. participant had remained employed by us for up to 18 months for our Chief Executive Officer (if a U.S. participant) and 12 months for our other named executive officers (if U.S. participants) and (y) for Canadian participants, continued health benefits for 18 months for our Chief Executive Officer (if a Canadian participant) and 12 months for our other named executive officers (if Canadian participants), provided that in no case will a Canadian participant receive less benefit continuation than is required by applicable law. The payments under (i) and (ii) will be paid in substantially equal installments in accordance with our payroll practice over 18 months for our Chief Executive Officer and 12 months for our other named executive officers.
The Severance Plan also provides that upon a (A) termination by us other than for cause, death or disability or (B) resignation for good reason in each case within the change in control period, an eligible participant will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in favor of the Company and continued compliance with all applicable restrictive covenants, (i) a lump sum amount equal to 150% of the base salary and 150% of the target annual bonus in effect immediately prior to the date of termination (or immediately prior to the change in control, if higher) for our Chief Executive Officer and 100% of the base salary and 100% of the target annual bonus in effect immediately prior to the date of termination (or immediately prior to the change in control, if higher) for our other named executive officers, (ii) (x) for U.S. participants, a lump sum amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that we would have made to provide health insurance for the participant if the applicable U.S. participant had remained employed by us for 18 months for our Chief Executive Officer (if a U.S. participant) and 12 months for our other named executive officers (if U.S. participants) and (y) for Canadian participants, continued health benefits for 18 months for our Chief Executive Officer (if a Canadian participant) and 12 months for our other named executive officers (if Canadian participants), provided that in no case will a Canadian participant receive less benefit continuation than is required by applicable law, and (iii) for all outstanding and unvested equity awards of the Company that are subject to time-based vesting held by the participant, full accelerated vesting of such awards; provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance-based vesting will be deemed satisfied at the target level specified in the terms of the applicable award agreement.
The payments and benefits provided under the Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject an eligible participant, including the named executive officers, to an excise tax under Section 4999 of the Code. If the payments or benefits payable in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the participant.

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2020:
			Option Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Carl L.G. Hansen, Ph.D.	12/10/2020(1)(6)	12/10/2020	—	496,000	—	$20.00	12/10/2030
	11/18/2020(2)(3)	11/18/2020	—	898,000	—	$2.62	11/18/2030
	10/29/2020(2)(3)	10/29/2020	—	3,823,310	—	$2.29	10/29/2030
Véronique Lecault, Ph.D.	12/10/2020(1)(6)	12/10/2020	—	190,800	—	$20.00	12/10/2030
	10/29/2020(2)(3)	10/29/2020	—	2,000,000	—	$2.29	10/29/2030
	3/23/2017 (7)(4)	11/8/2016	333,333	666,667	—	$0.19	3/23/2027
Tryn Stimart	12/10/2020(1)(6)	12/10/2020	—	190,800	—	$20.00	12/10/2030
	10/29/2020(2)(3)	10/29/2020	—	850,000	—	$2.30	10/29/2030
	10/30/2019(2)(5)	8/22/2019	625,000	1,375,000	—	$0.32	8/22/2029
(1)	The stock option award was granted under our 2020 Plan (as defined below). The stock option award is subject to certain acceleration provisions as provided under the Severance Plan.
(2)	The stock option award was granted under our Pre-IPO Plan (as defined below). The stock option award is subject to certain acceleration provisions as provided under the Severance Plan.
(3)
One-fourth of the shares subject to the stock option vests on the one year anniversary of the vesting commencement date and the remaining vests in equal quarterly installments for the next three years, subject to the named executive officer’s continuous service relationship with us through each such date. The stock option award is subject to certain acceleration provisions as provided under the Severance Plan.

(4)
For awards granted in 2020 with a per share exercise price denominated in CAD on 12/31/2020, the per share exercise price has been converted from CAD to USD based on a weighted-average exchange ratio of CAD $1.3422: USD $1.00 for 2020 as set forth on Bloomberg. Per share exercise price for awards granted prior to 2020 have been converted from CAD to USD based on the grant date exchange ratio of CAD $1.3152:USD $1.00 for October 30, 2019 and CAD $1.333:USD $1.00 for March 23, 2017 as set forth on Bloomberg.

(5)
One-fourth of the shares subject to the stock option vests on the one year anniversary of the vesting commencement date and the remaining vests in equal quarterly installments for the next three years, subject to the named executive officer’s continuous service relationship with us through each such date. Additionally, upon a “Change in Control” (as defined in the stock option agreement), the stock option shall immediately vest in full and be fully exercisable.

(6)
One-fourth of the shares subject to the stock option vests on December 31, 2021 and the remaining vests in equal quarterly installments for the next three years, subject to the named executive officer’s continuous service relationship with us through each such date. The stock option award is subject to certain acceleration provisions as provided under the Severance Plan.

(7)	These options vest annually over a six year period.
Compensation Risk Assessment
We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. Our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Equity Compensation Plan Information
The following table provides information as of December 31, 2020 regarding shares of common stock that may be issued under our equity compensation plans, consisting of our 2020 Share Option and Incentive Plan, or 2020 Plan, our Sixth Amended and Restated Stock Option Plan, or Pre-IPO Plan, and our 2020 Employee Stock Purchase Plan, or our ESPP.
Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in The First Column)
Equity compensation plans approved by security holders(1)	54,465,650	1.19	20,539,160
Equity compensation plans not approved by security holders	—	—	—
Total	54,465,650	1.19	20,539,160
(1)	As of March 31, 2021, there were 20,075,196 shares available for grant under the 2020 Plan, no shares available for grant under the 2015 Plan, and 1,119,160 shares available for grant under the ESPP.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has at any time during the prior three years been, one of our officers or employees. None of our executive officers currently serve, or have in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The following is a description of transactions or series of transactions since January 1, 2020, to which we were or will be a party, in which:
•	the amount involved in the transaction exceeds, or will exceed $120,000; and
•
in which any of our executive officers, directors or holders of 5% or more of any class of our share capital, or the immediate family members of, or any person sharing the household with, the foregoing persons, or any affiliated entities, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and our directors are described elsewhere in this proxy statement under the sections titled “Executive Compensation” and “Director Compensation.”
Series A2 Convertible Preferred Share Financing
In March 2020, we issued and sold an aggregate of 6,017,784 Series A2 convertible preferred shares at a purchase price of $12.4631 per share for an aggregate amount of approximately $75 million. The following table summarizes the Series A2 convertible preferred shares purchased by related persons.
Purchaser	Series A2 Convertible Preferred Shares Purchased	Aggregate Purchase Price ($)
DCVC Bio, L.P.(1)	802,371	10,000,030
Viking Global Opportunities Illiquid Investments Sub-Master LP(2)	1,604,771	20,000,061
Entities affiliated with Thiel Capital(3)	758,479	9,453,000
Total	3,165,621	39,453,091
(1)	John Edward Hamer, Ph.D., a member of our board of directors, is a Managing Partner at DCVC Bio, L.P., an entity that holds 5% or more of our common shares.
(2)	Viking Global Opportunities Illiquid Investments Sub-Master LP is a holder of 5% or more of our common shares.
(3)
ABE Investments LLC, The Founders Fund VII Principals Fund, LP, or FF-VIIP, The Founders Fund VII, LP, or FF-VII, and The Founders Fund VII Entrepreneurs Fund, LP, or FF-VIIE, together holds 5% or more of our common shares.

Convertible Notes
In October 2020, to assist with financing a portion of the purchase price for our acquisition of Trianni, Inc., we issued $90.0 million aggregate principal amount of Convertible Notes to an aggregate of 14 purchasers, including the related persons set forth in the table below. In connection with our initial public offering, the outstanding balances under such notes converted into our common shares at a conversion price equal to 85% of the IPO price plus 800,000 common shares (for certain purchasers specified below).
Purchaser	Aggregate Principal Amount of the Convertible Notes ($)
DCVC Bio, L.P.(1)	500,000
DRAGSA 76 LLC (2)	6,150,000
Genworks 2 Consulting Inc.(3)	2,000,000
Entities affiliated with Thiel Capital(4)	35,430,000
Total	44,080,000
(1)	John Edward Hamer, Ph.D., a member of our board of directors, is a Managing Partner at DCVC Bio, L.P, which is a holder of 5% or more of our common shares.
(2)	DRAGSA 76 LLC is an affiliate of Viking Global Opportunities Illiquid Investments Sub-Master LP, which is a holder of 5% or more of our common shares.
(3)
Reflects purchase by Genworks 2 Consulting Inc., or Genworks 2. The spouse of Michael Hayden, Ph.D., a member of our board of directors, has sole voting and investment power with respect to the shares held by Genworks 2.

(4)
Reflects purchases by ABE Investments LLC, The Founders Fund Growth, LP, or FFG, and The Founders Fund Growth Principals Fund, LP, or FFGP. ABE Investments LLC, FFG and FFGP were issued an aggregate of 800,000 common shares in connection with the completion of our initial public offering. ABE Investments LLC and certain other Founders Fund entities together hold 5% or more of our common shares, as described in more detail above.

Agreements with Shareholders
In connection with our Series A1 preferred share financing and our Series A2 preferred share financings, we entered into investors’ rights, voting, right of first refusal and co-sale agreements, as well as share exchange agreements, containing registration rights, information rights, voting rights and rights of first refusal, among other things, with holders of our preferred shares and certain holders of our common shares.
Executive Officers and Directors Compensation
See the sections titled “Executive Compensation” and “Director Compensation” appearing elsewhere in this proxy statement for information regarding compensation arrangements and share option grants for our executive officers and our directors.
Loans to Officers
On March 18, 2019, we entered into a loan agreement with our Chief Executive Officer, Carl L.G. Hansen, Ph.D., which provided Dr. Hansen with a principal loan amount of CAD $2,000,000 ($1,539,527), plus annual compounded interest, to assist Dr. Hansen with the financing of a residential property and his termination of employment with the University of British Columbia. The loan was secured by “pledged shares” (as defined in the loan agreement). As of December 31, 2020, the loan has been fully repaid by Dr. Hansen.
On July 12, 2019, we entered into a loan agreement with our Chief Legal Officer, Tryn Stimart, which provided Mr. Stimart with a principal loan amount of $200,000, plus annual compounded interest equal to the prime rate of the Bank of Canada as reported by the Bank of Montreal on the start date of Mr. Stimart’s employment with the Company. The loan was repaid in full by Mr. Stimart in 2020.
Share Transfers
On June 11, 2020, Viking Global, a holder of more than 5% of our share capital, purchased an aggregate of 2,674,560 of our outstanding common shares from Carl L.G. Hansen, Ph.D., our Chief Executive Officer, the Hankla Family Trust, of which Dr. Hansen and his spouse are joint trustees, and Thermopylae Holdings Ltd., an entity wholly owned by Dr. Hansen, at a purchase price of $1.1217 per share, for an aggregate purchase price of approximately $3.0 million.
On April 29 and April 30, 2020, certain third parties and an existing shareholder purchased an aggregate of 551,450 of our outstanding common shares from the Slomo Family Trust, of which Véronique Lecault, Ph.D., our Chief Operating Officer, is a co-trustee, at a purchase price of $1.1217 per share, for an aggregate purchase price of approximately $618,550.
Participation in Our Initial Public Offering
Several of our officers, directors and 5% shareholders, purchased 3,322,165 of our common shares for a purchase price of approximately $66.4 million in our initial public offering at the public offering price and on the same terms as the other purchasers in our initial public offering.
Indemnification Agreements
We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Canadian law.
Policies for Approval of Related Party Transactions
Our board of directors reviews and approves transactions with directors, officers and holders of five percent or more of our voting securities and their affiliates, each a related party. We have adopted a written related party transactions policy that will provide that such transactions must be approved by our audit committee. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000, and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common shares, in each case since the beginning of the most recently completed year, and their immediate family members.

PRINCIPAL SHAREHOLDERS
The following table presents information concerning the beneficial ownership of our common shares as of April 1, 2021 by:
•	each person we know to be the beneficial owner of 5% or more of our outstanding share capital;
•	each of our directors and director nominees;
•	each of our named executive officers; and
•	all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, a person is deemed to be a beneficial owner of our common shares if that person has a right to acquire ownership within 60 days by the exercise of options. A person is also deemed to be a beneficial owner of our common shares if that person has or shares voting power, which includes the power to vote or direct the voting of our common shares, or investment power, which includes the power to dispose of or to direct the disposition of such share capital. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all common shares shown as beneficially owned by the shareholder.
Percentage of beneficial ownership in the table below is based on 270,925,888 common shares outstanding as of April 1, 2021. Common shares subject to options that are currently exercisable or exercisable within 60 days of April 1, 2021 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each individual listed below is c/o AbCellera Biologics Inc., 2215 Yukon Street Vancouver, BC V5Y 0A1.
Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or Greater Shareholders:
Thermopylae Holdings Ltd.(1)	61,202,750	22.6%
DCVC Bio, L.P.(2)	29,105,761	10.7%
Entities affiliated with Viking Global Investors LP(3)	19,283,744	7.1%
Entities affiliated with Thiel Capital(4)	14,360,427	5.3%

Named Executive Officers and Directors:
Carl L.G. Hansen, Ph.D.(5)	61,827,830	22.8%
Tryn T. Stimart(6)	1,600,500	*
Véronique Lecault, Ph.D.(7)	9,829,551	3.6%
John Edward Hamer, Ph.D.(2)	29,105,761	10.7%
Michael Hayden, Ph.D. (8)	1,221,642	*
John S. Montalbano CFA(9)	25,000	*
Peter Thiel(4)	14,360,427	5.3%
All directors and executive officers as a group (9 persons)(10)	124,115,795	45.8%
*	Represents beneficial ownership of less than one percent.
(1)	Consists of 61,202,750 common shares held by Thermopylae Holdings Ltd. or Thermopylae, which is an entity wholly owned by Dr. Hansen.
(2)
Based solely on the Schedule 13G filed with the SEC on February 9, 2021 by (i) DCVC Bio, L.P., a Delaware limited partnership, or DCVC Bio, (ii) DCVC Bio GP, LLC, a Delaware limited liability company, or DCVC Bio GP, (iii) JNK Capital Management, LLC, a Delaware limited liability company, or JNK, (iv) ZNM Capital Management, LLC, a Delaware limited liability company, or ZNM, (v) Zachary Bogue, (vi) Matthew Ocko, (vii) John Edward Hamer, a member of our board of directors, and (viii) Kiersten Stead. Consists of 29,105,761 common shares held by DCVC Bio. DCVC Bio GP is the general partner of DCVC Bio, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by DCVC Bio. ZNM is a managing member of DCVC Bio GP and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by DCVC Bio. JNK is a managing member of DCVC Bio GP and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by DCVC Bio. Messrs. Bogue and Ocko are managing members of ZNM and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by DCVC Bio. Drs. Hamer and Stead are managing members of JNK and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by DCVC Bio. The principal business address of DCVC Bio, DCVC Bio GP, JNK, ZNM, Mr. Bogue, Mr. Ocko, Dr. Hamer and Dr. Stead is 270 University Avenue, Palo Alto, California 94301.
(3)
Based solely on the Schedule 13G/A filed with the SEC on February 16, 2021 by (i) Viking Global Investors LP, or VGI, (ii) Viking Global Opportunities GP LLC, or Opportunities GP, (iii) Viking Global Opportunities Portfolio GP LLC, or Opportunities Portfolio GP, (iv) Viking Global Opportunities Liquid Portfolio Sub-Master LP, or VGOL, (v) Viking Global Opportunities Illiquid Investments Sub-Master LP, or VGOP, (vi) DRAGSA 76 LLC, or DRAGSA 76, (vii) O. Andreas Halvorsen, (viii) David C. Ott and (ix) Rose S. Shabet. Consists of (i) 18,721,980 common shares held by VGOP, (ii) 361,764 common shares held by DRAGSA 76, and (iii) 200,000 common shares held by VGOL. Each of VGOP and VGOL has the authority to dispose of and vote the shares of common shares directly owned by it, which power may be exercised by its general partner, Opportunities Portfolio GP, and by VGI, an affiliate of Opportunities Portfolio GP, which provides managerial services to VGOP. Viking Global Opportunities LP (a Delaware limited partnership) and Viking Global Opportunities III LP (a Cayman Islands exempted limited partnership), through its investment in Viking Global Opportunities Intermediate LP (a Cayman Islands exempted limited partnership), invest substantially all of their assets in Viking Global Opportunities Master LP (a Cayman Islands exempted limited partnership), which in turn invests through VGOP. DRAGSA 76 has the authority to dispose of and vote the shares of common shares directly owned by it, which power may be exercised by Viking Global Opportunities GP LLC, or Opportunities GP, and by VGI, an affiliate of Opportunities GP, which provides managerial services to DRAGSA 76. The membership interests of DRAGSA 76 are held by Viking Global Opportunities LP and Viking Global Opportunities Intermediate LP. Opportunities GP is the general partner of Viking Global Opportunities LP and Viking Global Opportunities Intermediate LP. Messrs. Halvorsen and Ott and Ms. Shabet, as Executive Committee Members of Viking Global Partners LLC, general partner of VGI and Opportunities GP have shared authority to dispose of and vote the shares of common shares beneficially owned by VGI and Opportunities GP. The address of VGI, Opportunities GP, Opportunities Portfolio GP, VGOL, VGOP, DRAGSA 76, Mr. Halvorsen, Mr. Ott and Ms. Shabet is 55 Railroad Avenue, Greenwich, Connecticut 06830.

(4)
Based solely on the Schedule 13D filed with the SEC on December 28, 2020 by (i) Peter Thiel, a member of our board of directors, (ii) ABE Investments LLC, a Delaware limited liability company, (iii) The Founders Fund VII, LP, a Delaware limited partnership, or FF-VII, (iv) The Founders Fund VII Entrepreneurs Fund, LP, a Delaware limited partnership, or FF-VIIE, (v) The Founders Fund VII Principals Fund, LP, a Delaware limited partnership, or FF-VIIP and, together with FF-VII and FF-VIIE, the FF-VII Funds, (vi) The Founders Fund VII Management, LLC, a Delaware limited liability company, or FF-VIIM and, collectively with the FF-VII Funds, the FF-VII Persons, (vii) The Founders Fund Growth, LP, a Delaware limited partnership, or FFG, (viii) The Founders Fund Growth Principals Fund, LP, a Delaware limited partnership, or FFGP and, together with FFG, the FFG Funds, and (ix) The Founders Fund Growth Management, LLC, a Delaware limited liability company, or FFGM and, collectively with the FFG Funds, the FFG Persons. Consists of (i) 10,179,880 common shares held by ABE Investments LLC, (ii) 3,343,240 common shares held by FF-VII, (iii) 401,050 common shares held by FF-VIIP, (iv) 29,240 common shares held by FF-VIIE, (v) 382,357 common shares held by FFG, and (vi) 24,660 common shares held by FFGP. Mr. Thiel is the beneficial owner of ABE Investments LLC and has sole voting and dispositive power over the common shares held by ABE Investments LLC. Investment and voting decisions with respect to the common shares held by each of the FF-VII Funds are made by a committee comprised of the managing members of FF-VIIM, which is the general partner of each of the FF-VII Funds. The managing members of FF-VIIM are Mr. Thiel, Brian Singerman and Keith Rabois. As a result, each of FF-VIIM and Messrs. Thiel, Singerman and Rabois may be deemed to share voting and dispositive power with respect to the common shares held by the FF-VII Funds. Each of FF-VIIM and Messrs. Thiel, Singerman and Rabois disclaims beneficial ownership of the common shares held by the FF-VII Funds except to the extent of his or its respective pecuniary interest therein. Investment and voting decisions with respect to the common shares held by each of the FFG Funds are made by a committee comprised of the managing members of FFGM, which is the general partner of each of the FFG Funds. The managing members of FFGM are Messrs. Thiel, Singerman and Rabois. As a result, each of FFGM and Messrs. Thiel, Singerman and Rabois may be deemed to share voting and dispositive power with respect to the common shares held by the FFG Funds. Each of FFGM and Messrs. Thiel, Singerman and Rabois disclaims beneficial ownership of the common shares held by the FFG Funds except to the extent of his or its respective pecuniary interest therein. The principal business address of Mr. Thiel is c/o Thiel Capital LLC, 9200 Sunset Boulevard, Suite 1110, West Hollywood, California 90069. The principal business address of ABE Investments LLC is 1209 Orange Street, Wilmington, Delaware 19801. The principal business address of each of the FF-VII Persons, the FFG Persons and Messrs. Singerman and Rabois is c/o Founders Fund LLC, One Letterman Drive, Building D, 5th Floor, San Francisco, California 94129.

(5)	Consists of (i) the shares listed in footnote (1) and (ii) 625,080 common shares held by Hankla Family Trust, of which Dr. Hansen and his spouse are joint trustees.
(6)	Consists of (i) 250 common shares held by Mr. Stimart, (ii) 250 shares held by Mr. Stimart’s spouse, and (iii) 1,600,000 common shares underlying options exercisable within 60 days of April 1, 2021.
(7)
Consists of (i) 7,155,008 common shares held by Pacific Swell Capital Corp., or Pacific Swell, (ii) 1,273,630 common shares held by Slomo Family Trust, of which Dr. Lecault is a co-trustee, (iii) 61,580 common shares held by the spouse of Dr. Lecault, (iv) 1,006,000 common shares held by Dr. Lecault, and (v) 333,333 common shares underlying options exercisable within 60 days of April 1, 2021. Dr. Lecault is a director of Pacific Swell and shares voting and dispositive power with respect to the shares held by Pacific Swell. The principal business address of Pacific Swell is 1300-777 Dunsmuir Street, PO Box 10444, Vancouver, BC V7Y 1K2, Canada.

(8)
Consists of (i) 1,103,397 common shares held by Genworks 2 Consulting, Inc., or Genworks 2, and (ii) 118,245 shares held by Dr. Hayden’s spouse. Dr. Hayden’s spouse has sole voting and investment power with respect to the shares held by Genworks 2. The principal business address Genworks 2 is 4484 West 7th Avenue, Vancouver, BC, Canada V6R1W9.

(9)	Consists of (i) 20,000 common shares held by Mr. Montalbano, and (ii) 5,000 common shares held by Mr. Montalbano’s spouse.
(10)	Consists of (i) 117,154,337 common shares held directly or indirectly and (ii) 6,961,458 common shares issuable upon exercise of options exercisable within 60 days of April 1, 2021.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is appointed by the board of directors to assist the board of directors in fulfilling its oversight responsibilities with respect to (1) the integrity of our consolidated financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of our independent registered public accounting firm, (3) the performance of our internal audit function, if any, and (4) other matters as set forth in the charter of the Audit Committee approved by the board of directors.
Management is responsible for the preparation of our consolidated financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended December 31, 2020. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee received written communications from the independent registered public accounting firm confirming their independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements of our company be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, that was filed with the SEC. The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF ABCELLERA BIOLOGICS INC.

John S. Montalbano CFA, Chair John Edward Hamer, Ph.D. Michael Hayden, Ph.D.
April 28, 2021

HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to shareholders and proxy statement, may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to AbCellera Biologics Inc., 2215 Yukon Street Vancouver, BC V5Y 0A1, Attention: Corporate Secretary, telephone: (604) 559-9005. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.
SHAREHOLDER PROPOSALS
A shareholder who would like to have a proposal considered for inclusion in our 2022 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 29, 2021. However, if the date of the 2022 Annual Meeting of Shareholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2022 Annual Meeting of Shareholders. SEC rules set standards for eligibility and specify the types of shareholder proposals that may be excluded from a proxy statement. Shareholder proposals should be addressed to AbCellera Biologics Inc., 2215 Yukon Street Vancouver, BC V5Y 0A1, Attention: Corporate Secretary.
The BCBCA also sets out the requirements for a valid proposal and provides for the rights and obligations of our company and the submitter upon a valid proposal being made. Proposals submitted under the applicable provisions of the BCBCA that a shareholder intends to present at next year’s annual meeting and wishes to be considered for inclusion in our proxy statement and form of proxy relating to next year’s annual meeting must be received at least three months before the anniversary of our last annual general meeting. Such proposals must also comply with all applicable provisions of the BCBCA and the regulations thereunder.
If a shareholder wishes to propose a nomination of persons for election to our board of directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our articles establish an advance notice procedure for such nominations and proposals. See “Corporate Governance—Director Nomination Process.”
OTHER MATTERS
Our board of directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

ABCELLERA BIOLOGICS INC.
2215 YUKON STREET
VANCOUVER A1 5Y 0A1
CANADA

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 14, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ ABCL2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 14, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D53546-P56447 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ABCELLERA BIOLOGICS INC.

The Board of Directors recommends you vote FOR the following:

Nominees:

	For	Against	Abstain
1a. Véronique Lecault, Ph.D.	☐	☐	☐
1b. John Edward Hamer, Ph.D.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date